Exhibit 99.1

At First Business, we continue to do the work necessary to build long term value in our differentiated business banking franchise. Once again, in the second quarter of 2016, many financial metrics reflected our success, including record levels of net interest income, loans and leases and non-interest income. Trust revenues and assets under administration and management once again grew to record levels and SBA production was greater than expected. We saw enhanced efficiency and positive operating leverage1, with top line revenue growth continuing to outpace investments in the franchise and other expenses. While our core business fundamentals remained solid and we continued to see signs of strength in our franchise, the second quarter was not without its challenges.
SECOND QUARTER CREDIT CHALLENGES
During the second quarter, we experienced uncharacteristic weakness in three discrete credit relationships. As a result, non-performing assets increased by $4.7 million to $24.2 million at June 30, 2016, compared to $19.5 million at March 31, 2016. Our second quarter loan and lease loss provision of $2.8 million included $2.2 million in new specific reserves and net charge-offs related to two of the three credit relationships, and an $816,000 increase in specific reserves related to the third, which was previously identified as impaired in the fourth quarter of 2015. These challenges tempered our otherwise positive quarterly results and are reflected in our diluted earnings per share of $0.43 for the quarter, compared to $0.45 for the second quarter of 2015.
Our management team took measures to determine the causes of these issues, and we believe they are not systemic. In fact, outside of these three relationships, we saw improvements in underlying credit metrics in the remaining loan and lease portfolio. Criticized assets, for example, decreased $8.3 million, or 23%, during the quarter.
Quality always trumps volume at First Business. We remain steadfast in our commitment to underwriting discipline and maintaining a strong credit culture, and we will not chase loan and lease growth on deals that do not meet our credit standards or where the bank will not be adequately compensated for the risk . We continue to patiently fund quality - and profitable - business banking and specialized lending credits. Our insistence on quality, combined with elevated payoffs in asset-based lending (ABL), resulted in modest loan growth for the second quarter of 2016.
Linked quarter loans and leases receivable increased $3.2 million, or 0.2%, as we grew balances for the seventeenth consecutive quarter. Loans and leases grew $102.5 million, or 7.6%, year over year. As our experienced business development officers (BDOs) continue their diligent prospecting efforts, we expect high quality loan and lease pipelines and fundings over the long term. Our underwriting and approval processes are firmly in place across our markets, and our BDOs are meeting the needs of an expanding commercial client base with superior focus and expertise.
SPECIALIZATION DELIVERS RESULTS
Since our inception in 1990, the First Business strategy has always been one of unique specialization, and our ongoing, successful execution continues to prove its value. We are extremely pleased the diversified franchise we’ve built allowed us to absorb second quarter credit costs, while still growing capital, revenues and loans and leases to record levels.
Over the past 26 years, we’ve grown from a one-office bank with less than a dozen employees to a full-service financial services company dedicated to meeting the unique needs of businesses, executives, and high net worth individuals through business banking, private wealth, and specialty finance services. With 289 employees serving clients at all stages of the business and business owner’s lifecycle, we have diversified our offerings - and sources of income - in a meaningful way.

Importantly, consistent growth in our trust business, coupled with the strategic addition of SBA lending in 2014, introduced scalable, non-interest revenue streams requiring very little capital. In addition, our BDOs’ success in deepening client relationships has expanded the size and scope of our more traditional sources of non-interest income - loan and deposit fees. We’ve invested to achieve this growth, and our ability to grow revenues profitably is reflected in our positive operating leverage and 61.5% efficiency ratio for the second quarter of 2016.
As recently as the fourth quarter of 2015, we raised First Business’s target for non-interest revenue from 20% to 25% of top line revenue, and we have already surpassed it. Today, our non-interest revenues comprise 27% of our top line revenue, up from 18% just two years ago, prior to the Alterra acquisition. By comparison, the median $1-$5 billion asset peer bank generated 18% of revenues from non-interest sources in the first quarter of 2016.2
As a result, during the second quarter of 2016, we grew top line revenue - consisting of net interest income and non-interest income - at a rate of 18%, outpacing operating expense growth of 11%, compared to the same period in 2015. In turn, our efficiency ratio improved nearly 380 basis points, from 65.3% in the second quarter of 2015. This reflects the fundamental strength of our approach to doing business. Our strategic investments in talent and niche industry specializations have proved effective in growing our bottom line and our returns to shareholders.
Expansion of our SBA lending platform has produced $7.8 million in non-interest revenue since its inception in November 2014. Our SBA lending team drove record production in the second quarter - reaching an unexpectedly high $2.1 million in gains on loan sales - with our Milwaukee market showing particular momentum. Even as second quarter gains on SBA loan sales were unusually strong, we expect SBA revenues to continue. Today we are seeing early signs of deposit traction among these small business borrowers, as well, validating First Business’s unique approach for using SBA as a relationship acquisition strategy, versus the industry’s traditional “one-and-done” transactional approach to these products. SBA joins our conventional commercial banking and specialty lending businesses as another meaningful source of potential deposit relationships. With $48.4 billion in deposits in Alterra’s Kansas City market alone, and more than $35 billion in deposits across our Wisconsin markets, we continue to see significant deposit growth opportunity.3
While we have worked hard over the past few years to diversify our sources of fee income, margin diversification has been a key strength of First Business since the beginning. ABL offers a clear example of the value of margin diversification. Counter-cyclical in nature, ABL lending tends to be strong in periods of general economic weakness, when some businesses have more limited access to traditional business credit. As such, our ABL loans are structured to compensate us with higher yields commensurate with the relative level of balance sheet risk. As an ABL client’s financial prospects improve - as often occurs in a strengthening economy - the client may choose to pay off its ABL loan in order to secure lower-cost traditional business credit. Prepayment fees collected in lieu of interest then provide a one-time interest income benefit to First Business. During the second quarter, we experienced an elevated level of ABL payoffs, driving significant growth in these prepayment fees, which benefited our net interest margin.
We fully expect to see continued success from our ABL and SBA specializations, as well as factoring,equipment finance, wealth management, and trust and investment services. In addition, we expect our investments in industry practice group initiatives to positively impact our commercial lending and treasury management businesses. We have exceptionally talented BDOs with expertise in manufacturing, emerging technology, commercial real estate, not-for-profit, food and beverage, and professional services, and we believe our targeted, niche approach gives us a competitive advantage when calling on prospective clients.
POSITIONED FOR CONTINUED GROWTH
Over time, we have consistently delivered solid balance sheet growth, diversified revenue streams, prudent cost management and superior credit quality all while maintaining a strong capital position. We are extremely proud of our organic expansion, and we are thrilled with the SBA revenue-generating opportunities gained through our first acquisition in 2014. We continue to pursue growth from both organic and acquisition opportunities, further diversifying our earnings power and enhancing shareholder value.
As we continue to grow our scalable organization, maintaining both profitable relationships and sound asset quality is our highest priority. Historically, our credit culture has helped safeguard shareholders’ investments in First Business, and we expect this to continue to be a highlight of our value proposition in the future.
Thank you for your support of First Business. We continue to work hard to share our story with prospective investors, and we hope you’ll do the same.
Sincerely,
Corey Chambas
President and CEO
1. Positive operating leverage is a non-GAAP measure of efficiency defined as the percentage change in operating revenue greater than the percentage change in operating expense.
2. Source: SNL Financial.
3. Source: SNL Financial and FBIZ management. Data as of June 30, 2015. Please refer to the Company’s most recent investor presentation, furnished as an exhibit to our current report on Form 8-K dated August 1, 2016 for additional information.
This letter includes “forward-looking statements" related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.
This letter is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company.